Exhibit 23(a)

We have issued our report dated June 11, 2015, with respect to the financial statements and supplemental schedule included in the Annual Report of the CTS Retirement Savings Plan on Form 11-K for the year ended December 31, 2014.  We hereby consent to the incorporation by reference of said report in the Registration Statement of CTS Corporation Form S-8 (File No. 333-106614, effective June 27, 2003).

Chicago, Illinois

June 11, 2015